                                                                    EXHIBIT 2.13


                           STOCK PURCHASE AGREEMENT


                                 by and among


                        TELETOUCH COMMUNICATIONS, INC.
                                   as Buyer

                                      and

                              the Shareholders of

                         RUSSELL'S COMMUNICATION, INC.
                 (D/B/A LOUISIANA PAGING & COMMUNICATIONS CO.)
                                  as Sellers


                                 May 13, 1996

                               TABLE OF CONTENTS

                            ARTICLE I   DEFINITIONS
         1.1  Definitions................................................. 1
         1.2  Other Terms................................................. 6
         1.3  Other Definitional Provisions............................... 6

                         ARTICLE II   THE TRANSACTION

                                     ARTICLE III   PAYMENT OF PURCHASE PRICE

         3.1  Amount; Delivery............................................ 7
         3.2  Purchase Price Adjustments.................................. 7
         3.3  Holdback.................................................... 8
         3.4  Excluded Asset.............................................. 8

                                            ARTICLE IV   REPRESENTATIONS AND
         WARRANTIES OF SELLERS

         4.1  Existence and Good Standing................................. 9
         4.2  Capitalization of The Company............................... 9
         4.3  Authorization and Validity of Agreement..................... 9
         4.4  Consents and Approvals; No Violations.......................10
         4.5  Receivables and Payables....................................10
         4.6  Financial Statements; No Material Adverse Change............10
         4.7  Warranty Claims.............................................11
         4.8  Title to Properties; Encumbrances; Condition................11
         4.9  Leases......................................................11
         4.10  Contracts and Commitments..................................11
         4.11  Permits....................................................13
         4.12  Litigation.................................................13
         4.13  Taxes......................................................14
         4.14  Insurance..................................................15
         4.15  Intellectual Property......................................15
         4.16  Compliance with Laws.......................................15
         4.17  Employment Relations.......................................15
         4.18  Employee Benefit Plans.....................................15
         4.19  Environmental Laws and Regulations.........................15

        4.20  Interests in Customers and Suppliers........................16
        4.21  Compensation of Employees...................................16
        4.22  Suppliers and Customers.....................................16
        4.23  Absence of Changes..........................................17
        4.24  Solvency and Indebtedness...................................18
        4.25  Disclosure..................................................18
        4.26  Government Contracts........................................18
        4.27  Copies of Documents.........................................18
        4.28  No Subsidiaries.............................................18
        4.29  Books and Records...........................................18
        4.30  Broker's or Finder's Fees...................................18

                                            ARTICLE V    REPRESENTATIONS AND
        WARRANTIES OF BUYER

        5.1  Existence and Good Standing of Buyer; Power and Authority....19
        5.2  No Violations................................................19
        5.3  Broker's or Finder's Fees....................................20

                                                  ARTICLE VI   CONDITIONS TO
        SELLER'S OBLIGATIONS

        6.1  Truth of Representations and Warranties......................20
        6.2  Performance of Agreements....................................20
        6.3  No Litigation Threatened.....................................20
        6.4  Governmental Approvals.......................................20
        6.5  Proceedings..................................................21

                                         ARTICLE VII   CONDITIONS TO BUYER'S
        OBLIGATIONS

        7.1  Truth of Representations and Warranties......................21
        7.2  Performance of Agreements....................................21
        7.3  No Litigation Threatened.....................................21
        7.4  Due Diligence................................................21
        7.5  Governmental Approvals.......................................21
        7.6  Consents.....................................................22
        7.7  Legal Opinions...............................................22
        7.8  Schedules....................................................22
        7.9  Proceedings..................................................22

                       ARTICLE VIII  COVENANTS OF SELLER
         8.1  Cooperation by Sellers......................................22
         8.2  Notice of Breaches..........................................22
         8.3  Conduct of Business.........................................23
         8.4  Negative Covenants of Seller................................23
         8.5  Exclusive Dealing...........................................24
         8.6  Review of the Assets........................................24
         8.7  Governmental Filings........................................24
         8.8  Further Assurances..........................................25

                     ARTICLE IX   COVENANTS OF BUYER

         9.1  Cooperation by Buyer........................................25
         9.2  Books and Records; Personnel................................25
         9.3  Further Assurances..........................................25
         9.4  Governmental Filings........................................25

                            ARTICLE X  THE CLOSING

         10.1  Time and Place.............................................26
         10.2  Sellers' Obligations.......................................26
         10.3  Buyer's Obligations........................................27

                           ARTICLE XI   TERMINATION
         11.1  Termination................................................27
         11.2  Remedies Upon Default or Failure to Close..................28
         11.3  Effect on Obligations......................................28

                  ARTICLE XII   SURVIVAL AND INDEMNIFICATION
         12.1  Indemnification of Seller..................................29
         12.2  Indemnification of Buyer...................................29
         12.3  Demands....................................................29
         12.4  Right to Contest and Defend................................30
         12.5  Cooperation................................................30
         12.6  Right to Participate.......................................31
         12.7  Payment of Damages.........................................31
         12.8  Survival of Representations and Warranties.................31

                          ARTICLE XIII  MISCELLANEOUS

        13.1  Notices.....................................................31
        13.2  Governing Law...............................................33
        13.3  Entire Agreement; Amendments and Waivers....................33
        13.4  Binding Effect and Assignment...............................34
        13.5  Severability................................................34
        13.6  Headings....................................................34
        13.7  Execution...................................................34
        13.8  Sales and Transfer Taxes....................................34
        13.9  Expenses....................................................34
        13.10  Publicity..................................................34

SCHEDULES
---------

     Schedule 3.2(e)     Certain Equipment
     Schedule 4.2        Shareholder Impediments
     Schedule 4.4        Seller Consents
     Schedule 4.5        Receivables and Payables
     Schedule 4.6        Material Adverse Change
     Schedule 4.7        Warranty Claims
     Schedule 4.8        Title to Properties; Encumbrances; Condition
     Schedule 4.9        Leases
     Schedule 4.10       Contracts and Commitments
     Schedule 4.11       Permits
     Schedule 4.12       Litigation
     Schedule 4.13       Taxes
     Schedule 4.14       Insurance Policies
     Schedule 4.15       Intellectual Property
     Schedule 4.19       Environmental Laws and Regulations
     Schedule 4.20       Certain Relationships of Seller
     Schedule 4.21       List of Employees of Seller
     Schedule 4.22       Suppliers and Customers
     Schedule 4.23       Absence of Changes
     Schedule 4.24       Indebtedness
     Schedule 4.28       Government Contracts


EXHIBITS
--------

     Exhibit A              Noncompetition Agreements
     Exhibit B-1            Opinion of Seller's Counsel
     Exhibit B-2            Opinion of Seller's FCC Counsel

                            STOCK PURCHASE AGREEMENT



     This Stock Purchase Agreement (the "Agreement") dated as of May 13, 1996, is by and among Teletouch Communications, Inc., a Delaware corporation ("Buyer"), and Ron W. Dunham and Jacqueline R. Dunham (individually, a "Seller" and collectively, the "Sellers"), together constituting all of the shareholders of Russell's Communication, Inc., d/b/a Louisiana Paging & Communications Co., a Louisiana corporation (the "Company").

                              W I T N E S S E T H:

     WHEREAS, the Sellers wish to sell and Buyer wishes to purchase all of the issued and outstanding capital stock of the Company (the "Stock") and the Equipment, as defined below, all upon the terms and subject to the conditions set forth below.

     NOW, THEREFORE, for the mutual covenants and other consideration described herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:


                                   ARTICLE I
                                  DEFINITIONS
                                  -----------

     I.1     Definitions.  As used herein, the following terms have the meanings
             -----------
set forth below:

     "Accounts Receivable":  all notes and accounts receivable of Seller
      -------------------
attributable to the Business through the date immediately preceding the Closing Date.

     "Affiliate":  with respect to any Person, any other Person directly or
      ---------
indirectly controlling (including but not limited to all directors and officers of such Person), controlled by, or under direct or indirect common control with such Person.

     "Agreement":  this Stock Purchase Agreement, as amended from time to time
      ---------
as provided herein, and all exhibits, schedules and ancillary documents hereto, except where the context clearly indicates otherwise.

     "Audit Date":  as defined in Section 3.2(a).
      ----------

     "Balance Sheet": as defined in Section 4.6.
      -------------

     "Books and Records":  all books, records, books of account, files and data
      -----------------
(including customer and supplier lists), catalogs, brochures, sales literature, promotional material, certificates and other documents used in or associated with the conduct of the Business or the ownership of the assets, including personnel records and files (to the extent Seller's personnel are hired by Buyer), minute books, transfer ledgers and stock certificates.

     "Business":  the paging operations, including (a) the lease and sale of
      --------
paging equipment, (b) sale and servicing of mobile equipment, (c) voice mail services and (d) any other services provided by the Company relating to the paging industry as currently conducted by the Company which has its principal office at 717 Foster Drive, Suite 230, Baton Rouge, Louisiana.

     "Business Day":  any day excluding Saturday, Sunday and any day on which
      ------------
banks in Houston, Texas are authorized or required by law or other governmental action to close.

     "Buyer":  as defined in the preamble of this Agreement.
      -----

     "Buyer Indemnitees":  as defined in Section 13.2.
      -----------------

     "Buyer's Agreements":  the Escrow Agreement and the Noncompetition
      ------------------
Agreements.

     "Cash Payment":  as defined in Section 3.1(a).
      ------------

     "Claim":  as defined in Section 13.3.
      -----

     "Closing":  as defined in Section 10.1.
      -------

     "Closing Date":  as defined in Section 10.1.
      ------------

     "Code":  the Internal Revenue Code of 1986, as amended from time to time,
      ----
and the regulations promulgated and rulings issued thereunder. Section references to the Code are to the Code as in effect at the date of this Agreement and any subsequent provisions of the Code amendatory thereof, supplemental thereto or substituted therefor.

     "Commission":  the Federal Communications Commission.
      ----------

     "Company": as defined in the preamble hereto.
      -------

     "Confidentiality Agreement": as defined in Section 12.3.
      -------------------------

     "Contract": any written or oral contract, agreement or instrument relating
      --------
to the Business
to which the Company is a party or is otherwise bound, including, without limitation, supply contracts, customer agreements, any mortgages, deeds of trust, notes or guarantees, pledges, liens, or conditional sales agreements to which the Company is a party or by which any of its assets may be bound, but excluding Leases and Employee Benefit Plans.

     "Damages":  as defined in Section 13.1.
      -------

     "December Balance Sheet":  as defined in Section 3.2(a).
      ----------------------

     "Deposit":  as defined in Section 2.2.
      -------

     "Employee Benefit Plans":  any employee benefit plans, policies, programs
      ----------------------
and arrangements and all related contracts, agreements and other descriptions thereof with respect to the employee benefits provided to the employees of the Company conducting the Business as of the date hereof and through the Closing Date.

     "Encumbrances":  liens, security interests, options, rights of first
      ------------
refusal, easements, mortgages, charges, debentures, indentures, deeds of trust, rights-of-way, restrictions, encroachments, licenses, Leases, Permits, security agreements, or any other encumbrances and other restrictions or limitations on the use or ownership of real or personal property or irregularities in title thereto.

     "Environmental Claim":  any and all administrative, regulatory, judicial or
      -------------------
other actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violations, investigations or proceedings relating in any way to any Environmental Law or any permit issued under any such Environmental Law (cumulatively and for purposes of this definition, "Environmental Claims"), including without limitation (i) any and all Environmental Claims by governmental authorities for enforcement, penalties, cleanup, removal, remedial or other actions or damages pursuant to any applicable Environmental Law, and
(ii) any and all Environmental Claims by any third party seeking damages, enforcement, penalties, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment.

     "Environmental Law":  any federal, state or local statute, law, rule,
      -----------------
regulation, ordinance, code, policy or rule of common law now in effect and in each case as amended and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to Hazardous Materials, the environment or health relating to or arising from environmental conditions, including without limitation the Occupational Safety and Health Act, as amended, 29 U.S.C. (S) 651 et seq; the
                                                                  -- ---
Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended 42 U.S.C. (S) 9601 et seq.; the Hazardous Materials Transportation
                              -- ---
Act, as amended, 49 U.S.C. (S) 5101 et seq.; the Resource Conservation
                                    -- ---
and Recovery Act, as amended, 42 U.S.C. (S) 6901 et seq.; the Federal Water
                                                 -- ---
Pollution Control Act, as amended, 33 U.S.C. (S) 1251 et seq.; the Toxic
                                                      -- ---
Substances Control Act, 15 U.S.C. (S) 2601 et seq.; the Clean Air Act, 42 U.S.C.
                                           -- ---
(S) 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. (S) 300f et seq.; the
         -- ---                                                   -- ---
Oil Pollution Act of 1990, 33 U.S.C. (S) 2701 et seq.; and relevant state and
                                              -- ---
local laws.

     "Equipment":  as defined in Section 3.2(d).
      ---------

     "ERISA":  the Employee Retirement Income Security Act of 1974, as amended
      -----
from time to time, and the regulations promulgated and rulings issued thereunder. Section references to ERISA are to ERISA as in effect at the date of this Agreement and any subsequent provisions of ERISA amendatory thereof, supplemental thereto or substituted therefor.

     "Escrow Agreement":  the agreement in form and substance materially
      ----------------
satisfactory to Buyer and Sellers and to be entered into among Buyer, Sellers and a bank materially acceptable to the parties, as escrow agent, pursuant to which Buyer shall make the deposit of the Holdback in escrow subject to the disbursement terms of this Agreement.

     "Excluded Asset":  as defined in Section 3.5.
      --------------

     "FCC Approvals":  as defined in Section 6.4.
      -------------

     "Financial Statements":  as defined in Section 4.6.
      --------------------

     "Finova":  Finova Capital Corporation, the senior lender to Buyer.
      ------

     "GAAP":  generally accepted accounting principles consistently applied (as
      ----
such term is used in the American Institute of Certified Public Accountants Professional Standards) as of the date of the Financial Statements.

     "Hazardous Materials":  (i) any petroleum or petroleum products,
      -------------------
radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls, and radon gas; and (ii) any chemicals, materials or substances defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," "contaminants," "pollutants," "regulated substances" or words of similar import under any applicable Environmental Law.

     "Holdback":  as defined in Section 3.3.
      --------

     "Intellectual Property":  domestic and foreign patents, patent
      ---------------------
applications, registered and unregistered trademarks, service marks, trade names and logos, registered and unregistered copyrights, computer programs and software, data bases, trade secrets, methods, designs, processes, procedures, proprietary information and any other intangible property used in or associated with the conduct of the Business and the ownership of the assets, including all of the Company's rights to any such property which is owned by and licensed from others and any goodwill associated with any of the above.

     "Inventory":  all pagers, other merchandise, supplies, stock in trade and
      ---------
other such assets of the Company held for sale or lease in the ordinary course of the Business or to be furnished under contracts of service or held as work in process or to be used or consumed in the Business.

     "Leases":  any and all written and oral contracts, agreements, and
      ------
commitments regarding the lease of real or personal property to which the Company is a party or is otherwise bound that relate to or are used in the operation of the Business, including, but not limited to, leases of towers and transmitter sites.

     "Loan Agreement":  as defined in Section 5.2.
      --------------

     "Noncompete Payment":  as defined in Section 3.1(b).
      ------------------

     "Noncompetition Agreement":  the agreement between Buyer and each of the
      ------------------------
Sellers relating to each Sellers' noncompetition with Buyer and the Company in the form of Exhibit "A" attached hereto, to be executed at Closing.

     "Permits":  any license, permit, franchise, consent, approval or authority
      -------
granted to the Company by any Person, including, but not limited to, all licenses and permits issued by the Commission.

     "Permitted Encumbrances":  (i) Encumbrances consisting of easements,
      ----------------------
permits and other restrictions or limitations on the use of real property or irregularities in title thereto that do not materially detract from the value of, or materially impair the use of, such property by Seller in the operation of the Business, (ii) Encumbrances for current taxes, assessments or governmental charges or levies on property not yet due and delinquent and (iii) Encumbrances created by Buyer.

     "Person":  any individual, partnership, joint venture, corporation, trust,
      ------
unincorporated organization, government or other department or agency thereof or other entity.

     "Pre-Closing Period":  as defined in Section 4.13(a).
      ------------------

     "Purchase Price":  as defined in Section 3.1.
      --------------

     "Releases":  as defined in Section 4.19.
      --------
     "Returns":  as defined in Section 4.13(a).
      -------

     "Rules and Regulations":  as defined in Section 4.11.
      ---------------------

     "Schedules":  The schedules of Seller, Buyer or both as appropriate in the
      ---------
context and as referenced throughout this Agreement.

     "Seller(s)":  as defined in the preamble of this Agreement.
      ---------

     "Sellers Indemnitees":  as defined in Section 13.1.
      -------------------

     "Sellers' Agreements":  the Escrow Agreement and the Noncompetition
      -------------------
Agreement.

     "Stock":  as defined in the introduction to this Agreement.
      -----

     "Subordinated Debt Agreement":  as defined in Section 5.2.
      ---------------------------

     "Tax":  any net income, alternative or add-on minimum tax, advance,
      ---
corporation, gross income, gross receipts, sales, use, ad valorem, franchise,
                                                       -- -------
profits, license, value added, withholding, payroll, employment, excise, stamp or occupation tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty imposed by any governmental authority with respect thereto, and any liability for such amounts as a result either of being a member of an affiliated group or of a contractual obligation to indemnify any other entity.

     I.2     Other Terms.  Other terms may be defined elsewhere in the text of
             -----------
this Agreement and shall have the meaning indicated throughout this Agreement.

     I.3     Other Definitional Provisions.
             -----------------------------

             (a) The words "hereof," "herein" and "hereunder," and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not any particular provision of this Agreement.

             (b) The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

             (c) The terms defined in the neuter or masculine gender shall include the feminine, neuter and masculine genders, unless the context clearly indicates otherwise.

             (d) Reference to the "best knowledge" of a Person or words of similar import shall mean the actual or constructive best knowledge of such Person after reasonable due diligence as to the facts and circumstances addressed.


                                   ARTICLE II
                                THE TRANSACTION
                                ---------------

     Subject to the terms and conditions of this Agreement, Buyer agrees to purchase from Sellers, and Sellers agree to sell, convey, transfer, assign and deliver, and cause to be sold, conveyed, transferred, assigned and delivered, the Stock to Buyer on the Closing Date against the receipt by Sellers of the Purchase Price.

                                  ARTICLE III
                           PAYMENT OF PURCHASE PRICE
                           -------------------------

     III.1   Amount; Delivery.  The purchase price ("Purchase Price") for the
             ----------------
Stock, the Equipment, the Noncompetition Agreement and all other rights and obligations contemplated hereunder shall be Two Million Three Hundred Thousand
Dollars ($2,300,000), as adjusted pursuant to Section 3.2 hereof.   At the
Closing, the Purchase Price, as adjusted, shall be remitted by Buyer to Seller in the following manner:

             (a) $2,200,000 in cash (the "Cash Payment") as adjusted pursuant to Section 3.2 below, less the amount of the Holdback as defined and as provided for in Section 3.3 below, shall be paid to the Sellers in proportion to their respective ownership of the Stock by wire transfer of immediately available funds to the respective accounts of the Sellers as designated in writing by Sellers to Buyer not more than three (3) Business Days prior to the Closing Date; and

             (b) $100,000 in cash ("Noncompete Payment") on the Closing Date, which shall be paid to the Sellers in proportion to their respective ownership of Stock by wire transfer of immediately available funds to respective accounts of the Sellers as designated pursuant to Section 3.1(a) above.

     III.2   Purchase Price Adjustments.  At the Closing, the Purchase Price
             --------------------------
shall be reduced or increased, as applicable, for the aggregate dollar amount of the following determined as of the Closing Date:

             (a) The Purchase Price shall be reduced by the amount of outstanding indebtedness of the Company for borrowed funds which are not to exceed $130,000. At the Closing, Buyer will pay the withheld amount to the appropriate creditors, lenders, mortgagees or such other persons as may be due monies to pay such indebtedness.

             (b) (i) The Purchase Price shall be reduced by the amount of any dividends or distributions to the Sellers made after December 31, 1995 ("Audit Date"), (ii) the amount of any bonuses or increases in salaries paid after the Audit Date to any officer, director or employee of the Company or any person related to any such officer, director or employees; and (iii) any dividends, distributions, salaries or bonuses made or paid during the period December 31, 1995 through the Closing Date out of the ordinary course of business or inconsistent with past practices of the Company.

             (c) The Purchase Price shall be increased by $3,800.00, the fair market value of the equipment identified on Schedule 3.2(a) which was previously leased to the Company by Ron W. Dunham (the "Equipment") and will be transferred to the Company on or before the Closing Date.

             (d) The Purchase Price shall be increased by the amount of cash paid by the Company for the purchase of pagers or equipment after June 1, 1996, in the ordinary course of business.

     III.3   Holdback.  The Purchase Price to be paid at Closing shall be
             --------
reduced by ten percent (10%) of the total Purchase Price after making the adjustments specified in Sections 3.2(b), (c) and (d) above, and the amount of such reduction (the "Holdback") shall be deposited into escrow by Buyer pursuant to the terms of the Escrow Agreement for a period of one year from the Closing Date to be applied to post-Closing Purchase Price adjustments (as set forth in Section 3.4 below) and as an offset against any indemnification amounts due Buyer by Sellers after the Closing pursuant to Article XII hereof. On the first anniversary date of the Closing Date, the escrow agent under the Escrow Agreement, pursuant to written instructions in accordance with the terms of the Escrow Agreement, shall wire transfer the amount of the Holdback and any and all accrued interest, less any amounts previously transferred to Buyer or then subject to a claim by Buyer made prior to such date under Article XII, in immediately available funds to the respective accounts designated by Sellers in the same proportions as set forth in Section 3.1.

     III.4   Excluded Asset.  At Closing, the Company shall transfer title to
             --------------
and possession of and control of that certain automobile identified as 1996 Lincoln Continental (the "Excluded Asset") to Ron W. Dunham.


                                   ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF SELLERS
                   -----------------------------------------

     Sellers hereby represent and warrant, jointly and severally, to Buyer as follows:

     IV.1    Existence and Good Standing.  The Company is a corporation duly
             ---------------------------
organized and validly existing under the laws of the State of Louisiana. The Company has the power and authority to own, lease and operate its property and to carry on its business as now being conducted and to own or lease the assets owned or leased by it. The Company is duly qualified or licensed to do business in each jurisdiction in which the character or location of the properties owned or leased by the Company or the nature of the business conducted by the Company makes such qualification necessary.

     IV.2    Capitalization of The Company.
             -----------------------------

             (a) The entire authorized capital stock of the Company consists of 1,000 shares of common stock, no par value per share, of which 1,000 shares are issued and outstanding, fully paid and nonassessable. The Stock is owned beneficially and of record by the Sellers as set forth on Schedule 4.2.

             (b) The Stock represents all of the issued and outstanding capital stock of the Company. There are no outstanding subscriptions, options, convertible securities or debt instruments, warrants, calls or rights of any kind including preemptive rights (issued, contracted for or granted by, or binding upon, the Company) to purchase or otherwise acquire any security of or equity interest in the Company. Except as set forth in
     Schedule 4.2, the Sellers have full legal right to sell, assign and transfer the Stock to Buyer and will, upon delivery of the Stock to Buyer pursuant to the terms hereof, transfer to Buyer good and valid title to the Stock free and clear of all Encumbrances, rights, options to purchase, voting trusts or other voting agreements and calls and commitments of every kind affecting the Stock.

             (c) There are no outstanding registration rights relating to the Stock. The Stock was issued in compliance with exemptions from the registration requirements of federal and state securities laws, as applicable.

     IV.3    Authorization and Validity of Agreement.  Each of the Sellers has
             ---------------------------------------
full legal capacity to execute and deliver this Agreement and the Sellers Agreements, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement, and the Sellers' Agreements have been, as applicable as of the date hereof or as of the Closing Date, duly executed and delivered by Sellers, as applicable, and are valid and binding obligations of Sellers enforceable against Sellers in accordance with their respective terms, except to the extent that enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights generally and by general equitable principles.

     IV.4    Consents and Approvals; No Violations.  The execution, delivery and
             -------------------------------------
performance of this Agreement and the Sellers' Agreements by Sellers and the consummation by Sellers of the transactions contemplated hereby and thereby will not, with or without the giving of notice or the lapse of time or both: (a) violate, conflict with, or result in a breach or default under any provision of the charter or bylaws of the Company; (b) violate any statute, ordinance, rule, regulation, order, judgment or decree of any court or of any governmental or regulatory body, agency or authority applicable to the Company or Sellers or by which any of their respective properties or assets may be bound; (c) require any filing by the Company or Sellers with, or require the Company or Sellers to obtain any Permit of, or require the Company or Sellers to give any notice to, any governmental or regulatory body, agency or authority other than as set forth on Schedule 4.4 attached hereto; or (d) other than as set forth on Schedule 4.4 attached hereto, result in a violation or breach by the Company or Sellers of, conflict with, constitute (with or without due notice or lapse of time or both) a default by the Company or Sellers (or give rise to any right of termination, cancellation, payment or acceleration) under or result in the creation of any Encumbrance upon any of the assets or properties of the Company under any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, Permit, Contract, Lease or other instrument or obligation to which the Company or any Seller is a party, or by which the Company, any Seller or any of the assets or properties of the Company may be bound, except in the case of clauses (b), (c) and (d) of this Section 4.4, for such violations, consents, breaches, defaults, terminations and accelerations which in the aggregate would not have a material adverse effect on the business, condition (financial or otherwise) or assets of the Company.

     IV.5    Receivables and Payables.  Schedule 4.5 lists all Accounts
             ------------------------
Receivable of the Company. Schedule 4.5 specifically indicates all such Accounts Receivable from any Affiliate of the Company. Except as reflected on
Schedule 4.5, all such Accounts Receivable are, and all Accounts Receivable at the Closing Date will be, (a) bona fide claims against debtors for sales, work performed or other charges, (b) to the best knowledge of Sellers, subject to no defenses, set-offs or counterclaims and (c) collectible subject to the Company's normal reserve for bad debts as reflected in the Financial Statements. Except as set forth on Schedule 4.5 or for trade accounts payable or to become due and payable within 30 days, all accounts payable of the Company have been paid.

     IV.6    Financial Statements; No Material Adverse Change.  Sellers have
             ------------------------------------------------
heretofore furnished Buyer with the audited financial statements of the Company as of December 31, 1995, in the form of a balance sheet (the "Balance Sheet"), and an income statement for the twelve-month period then ended relating to the Balance Sheet (together with the Balance Sheet, the "Financial Statements"). The Financial Statements have been prepared in accordance with

GAAP and fairly present in all material respects the financial position of the Company at the dates thereof and the results of operations and cash flow of the Company for the period indicated. Except as set forth on Schedule 4.6 attached hereto, since the Audit Date there has been no change in the assets or liabilities, or in the business or condition, financial or otherwise, or in the results of operations of the Company.

     IV.7    Warranty Claims.  Except as set forth on Schedule 4.7 attached
             ---------------
hereto, as of the date hereof, there are no warranty claims relating to products at any time sold or services at any time performed by the Company pending or, to the best knowledge of the Company, threatened.

     IV.8    Title to Properties; Encumbrances; Condition.  Except as set forth
             --------------------------------------------
on Schedule 4.8 or any of the other Schedules hereto and except for properties and assets reflected in the Financial Statements or acquired since the Audit Date which have been sold or otherwise disposed of in the ordinary course of business, the Company owns outright, and has, and shall at the Closing have, full legal and beneficial title to all of its assets and properties, in each case subject to no Encumbrances except for Permitted Encumbrances. Except as set forth on Schedule 4.8, each asset is in good operating condition and repair, subject to ordinary wear and tear, and has been maintained in accordance with the manufacturers' specifications, and each asset is in compliance with all applicable federal and state laws and regulations. The Inventory consists of items of a quality and quantity usable or saleable in the regular course of business of the Company. As of the date of this Agreement, the Company has no less than 424 pagers in Inventory, no less than 1,812 leased pagers outstanding and at least 5,637 pagers in service.

     IV.9    Leases.  Schedule 4.9 contains an accurate and complete list of all
             ------
Leases to which the Company is a party (as lessee or lessor). Each Lease set forth on Schedule 4.9 is, to the best knowledge of the Company, in full force and effect; there is no existing default under any of such Leases on the part of the Company or, to the best of the Company's knowledge, any other party thereto.

     IV.10   Contracts and Commitments.  Schedule 4.10 contains an accurate and
             -------------------------
complete list of all Contracts to which the Company is a party. Each Contract set forth on Schedule 4.10 is, to the best knowledge of the Company, in full force and effect; there is no existing default under any of such Contracts on the part of the Company or, to the best of Sellers' knowledge, any other party thereto. Except as set forth on Schedule 4.10:

             (a) The Company is not a party to or bound by any loan, credit or similar agreement or any indenture, trust agreement or other instrument relating to any issue of bonds, debentures, notes or other evidences of indebtedness or creating any Encumbrance on any of the Company's assets or properties;

             (b) There are no bonus, pension, profit sharing, retirement, stock option, stock purchase, deferred compensation, hospitalization or insurance plans, or vacation or severance pay plans, or any other plans or arrangements providing benefits to officers, agents or employees of the Company;

             (c) The Company does not have nor is the Company currently negotiating any collective bargaining agreement with any labor union or association or any employment contract or other binding agreement relating to the employment of any of its employees;

             (d) The Company is not a party to any joint venture agreement or other agreement involving the sharing of profits relating to the Business and/or the Company' assets or properties;

             (e) The Company is not a party to any (i) contracts or commitments for capital expenditures outside the ordinary course of business or involving obligations on the part of the Company in amounts inconsistent with those incurred by the Company in the ordinary course of business in accordance with the Company's prior operation of the Business,
     (ii) Lease under which personal property is leased to or from the Company and which is not cancelable by the Company without penalty upon notice of thirty days or less or pursuant to which rentals payable by or to the Company, either individually or in the aggregate, substantially exceed amounts previously incurred by the Company in the ordinary course of business, (iii) continuing contract for the future purchase of Inventory or other materials, supplies, machinery or equipment in excess of the requirements of the Business conducted in the ordinary course, (iv) other contract or agreement which involves an obligation on the part of the Company, either individually or in the aggregate, in excess of amounts previously incurred by the Company in the ordinary course of business, (v) contract not made in the ordinary course of business, or (vi) any contract that is terminable upon or requires a consent to a change of control of the Company;

             (f) There are no agreements, notes, mortgages, leases, franchises, permits, orders, judgments or decrees to which the Company is a party or by which the Company is bound, which contain any provision which would be violated or contravened by, or which would cause acceleration of any obligation of the Company as a result of or which would cause or permit the forfeiture of any right or benefit of the Company by reason of the execution or performance of this Agreement;

             (g) The Company is not party to any Contract limiting the freedom of a the Company to engage in any line of business or to compete with any Person;

             (h) The Company is not a party to any Contract which involves $5,000 or more and is not cancelable without penalty within thirty days; and

             (i) There are no persons holding powers of attorney from, or otherwise authorized to act on behalf of the Company with respect to the Business or the assets except for its respective officers and other management personnel regularly performing their business functions.

Except as specifically identified on Schedule 4.10, Sellers have no knowledge that any Contract, Lease, or other obligation to which the Company is a party, individually or in the aggregate: (i) will result in a material loss to the Company after the Closing Date; (ii) cannot readily be performed or fulfilled on time without undue or unusual expenditure of money or effort by the Company after the Closing Date, or (iii) is not in full force and effect and there exists a default or event of default or event, occurrence, condition or act which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default thereunder. A true copy of each written Contract and Lease as well as all other documents evidencing any commitment of the Company required to be set forth on any Schedule hereto has been or will be delivered to Buyer by Sellers no later than fifteen (15) days after execution of this Agreement. Also set forth on Schedule
4.10 is a list of all proposals, except proposals made by the Company's sales people in the ordinary course of business, submitted by the Company to any third party that, if accepted by such third party, would require disclosure on
Schedule 4.10.

     IV.11   Permits.  All Permits required in connection with the use,
             -------
operation or ownership of the assets or properties of the Company and the conduct of the Business as currently conducted are listed on Schedule 4.11. To the best knowledge of Sellers, the Permits issued to the Company by the Commission can be transferred to Buyer or a subsidiary corporation of Buyer as part of the consummation of the transactions contemplated by this Agreement.
All such Permits are in full force and effect and the facilities associated with such Permits have been constructed within the time frame provided by the rules and regulations promulgated by the Commission pursuant to the Communications Act of 1934 (the "Rules and Regulations").

     IV.12   Litigation.  Except as set forth on Schedule 4.12, there is no
             ----------
action, suit, proceeding at law or in equity, arbitration or administrative or other proceeding by or before (or any investigation by) any governmental or other instrumentality or agency, pending, or, to the best knowledge of the Company, threatened, against or affecting the assets, properties or rights of the Company, and Sellers do not know of any valid basis for any such action, proceeding or investigation. There are no such suits, actions, claims, proceedings or investigations pending or to the best knowledge of Sellers, threatened, seeking to prevent or challenge the transactions contemplated by this Agreement. Schedule 4.12 lists all claims, if any, filed with the Commission with respect to the Company and/or the operation of the Business since January 1, 1993. A decision adverse to the Company with respect to any of the matters listed on Schedule 4.12, or with respect to all or any combination thereof, would not result in a material adverse effect to the business, conditions (financial or otherwise) or assets of the Company.

     IV.13   Taxes.
             -----

             (a) The Company has either accrued, discharged or caused to be discharged, as the same have become due, or the Balance Sheet contains adequate accruals and reserves for, all Taxes attributable or relating to the properties of the Company, its Business or operations or the revenues or income derived therefrom for all periods through the Audit Date. As of the Closing Date, the Company will have, in all material respects, satisfied or accrued, for all periods through the Closing Date, all applicable federal, state, local and foreign withholding tax requirements including without limitation, income, social security and employment tax withholding for all types of compensation. All quarterly deposits of estimated Taxes required to be paid by the Company since the Audit Date through the date hereof have been paid, and all quarterly deposits of estimated Taxes required to be paid by the Company after the date hereof through the Closing Date (the "Pre-Closing Period") will have been paid on or before the Closing Date. All other Taxes of the Company for any period after the Audit Date through the date hereof have been paid or properly accrued on the books of the Company. The Company has filed, or by the Closing Date will have filed, in a timely manner (taking into account all extensions of due dates) with the appropriate federal, state, local and foreign governmental authorities all Tax returns, if any, that are required to be filed by or on behalf of the Company on or before the Closing Date, such Tax returns are complete and correct in all material respects, and the Company has paid in full, or on the Closing Date will have paid in full, all Taxes shown to be due and payable on said returns;

             (b) Except as provided on Schedule 4.13, there is no action, suit, proceeding, investigation, audit, or claim now pending or, to the best knowledge of Sellers, threatened by any authority regarding any Taxes relating to the Company for any Pre-Closing Period;

             (c) There are no liens or security interests on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Taxes;

             (d) There are no agreements for the extension or waiver of the time for assessment of any Taxes relating to the Company for any Pre-Closing Period and the Company has not been requested to enter into any such agreement or waiver;

             (e) All Taxes relating to the Company which the Company is required by law to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper authorities to the extent due and payable; and

             (f) The Company is not now nor has it ever been a party to any Tax allocation or sharing agreement that could result in any liability to the Company or Buyer.

     IV.14   Insurance.  Set forth on Schedule 4.14 is a complete list of
             ---------
insurance policies that the Company maintains with respect to its respective businesses, properties or employees. Such policies are in full force and effect and are free from any right of termination on the part of the insurance carriers. In the judgment of Sellers, such policies, with respect to their amounts and types of coverage, are adequate to insure against risks to which the Company and its property and assets are normally exposed in the operation of the Business, subject to customary deductibles and policy limits.

     IV.15   Intellectual Property.  Schedule 4.15 sets forth all Intellectual
             ---------------------
Property owned by the Company. The operation of the Business requires no rights under the Intellectual Property other than rights under the Intellectual Property listed on Schedule 4.15 and rights granted to the Company pursuant to agreements listed on Schedule 4.15. Except as otherwise set forth on Schedule 4.15, the Company owns all right, title and interest in the Intellectual Property. No litigation is pending or, to the best knowledge of the Company, threatened wherein the Company is accused of infringing or otherwise violating the intellectual property rights of another, or of breaching a contract conveying intellectual property rights.

     IV.16   Compliance with Laws.  The Company is in compliance with all
             --------------------
applicable laws, regulations, orders, judgments and decrees applicable to the Business, except where any noncompliance would not have a material adverse effect on the business, condition (financial or otherwise) or assets of the Company.

     IV.17   Employment Relations.  The Company is not engaged in any unfair
             --------------------
labor practice.

     IV.18   Employee Benefit Plans.  Sellers have provided Buyer with copies of
             ----------------------
all Employee Benefit Plans of the Company. None of the Employee Benefit Plans are subject to Title IV of ERISA or the minimum funding obligations of Section 412 of the Code, and the Company and any entity required to be aggregated therewith pursuant to Section 414(b) or (c) of the Code have no liability under Title IV of ERISA or under Section 412(f) or 412(n) of the Code.

     IV.19   Environmental Laws and Regulations.  Except as set forth on
             ----------------------------------
Schedule 4.19:

             (a) The Company, Sellers or their authorized agents or independent contractors (including suppliers) have not generated on, used on, treated or stored on, transported to or from or arranged for transportation to or from, the real property owned or leased by the Company or any property adjoining such real property any Hazardous Materials,

             (b) Hazardous Materials have not been disposed, discharged, injected, spilled, leaked, leached, dumped, emitted, escaped, emptied, allowed to seep, placed and the like, into or upon any land or water or air, or otherwise allowed to enter into the environment (collectively, "Releases") by the Company, Sellers, their authorized agents or independent contractors (including suppliers) on such real property or by the Company, Sellers or their agents on any other property,

             (c) The Company is and has been in compliance with all applicable Environmental Laws, possesses all Permits required thereunder and is in compliance with all Permits issued thereunder with respect to such real property and to the Company's operations conducted thereon,

             (d) there are no pending or, to the best knowledge of Sellers, threatened Environmental Claims against the Company or such real property,

             (e) there are no facts or present or past circumstances, conditions or occur rences on such real property known to Sellers that reasonably could be anticipated (i) to form the basis of an Environmental Claim against the Company or any owner or operator of such real property, or (ii) to cause such real property to be subject to any restrictions on the ownership, occupancy, use or transferability of such real property under any Environmental Law,

             (f) there are not now and, to the best knowledge of Sellers, there never have been any underground storage tanks located on such real property, and

             (g) The Company has not in the ordinary course of business transported, treated, disposed of or stored Hazardous Materials.

     IV.20   Interests in Customers and Suppliers.  Except for relationships
             ------------------------------------
with Affiliates and as set forth on Schedule 4.20 attached hereto, the Company does not possess, directly or indirectly, any financial interest in, nor is any Person associated with the Company as a director, officer or employee of, any corporation, firm, association or business organization which is a supplier, customer, lessor, lessee, or competitor of the Company.

     IV.21   Compensation of Employees.  Set forth on Schedule 4.21 is a
             -------------------------
complete list of all employees of the Company showing (a) such individuals' total compensation from the Company for the fiscal year ended on the Audit Date and (b) compensation and salary rates for the current fiscal year. Except as set forth on Schedule 4.21, no employee of the Company has been promised a bonus or an increase in salary to take effect subsequent to the date hereof.

     IV.22   Suppliers and Customers.  Schedule 4.22 sets forth the five largest
             -----------------------
suppliers and the ten largest customers of the Company by dollar volume in fiscal 1995 and as of the date hereof. The relationship of the Company with each of such suppliers and customers as of the date of this Agreement is, to the best knowledge of the Company, a good commercial working relationship, and except as set forth on Schedule 4.22, no significant supplier or client has canceled or otherwise terminated or, to the best knowledge of Sellers, threatened to cancel or otherwise terminate its relationship with the Company since December 31, 1994.

     IV.23   Absence of Changes.  Except as set forth on Schedule 4.23, with
             ------------------
respect to the Company or the Business since the Audit Date there has not been any:

             (a) sale, assignment, pledge, hypothecation or other transfer of any of the Company's assets or properties except in the ordinary course of business;

             (b) material adverse effect to the business, condition (financial or otherwise) or assets of the Company or any condition or contingency that might reasonably be expected to result in such material adverse effect;

             (c) termination of or material amendment to any Contract or Lease except as reflected by any applicable Schedule;

             (d) increase in compensation payable or paid to, or any employment, bonus or compensation agreement entered into with, any officer, director, employee, agent or independent contractor of the Company other than in the ordinary course of business or other than as set forth on
     Schedule 4.24;

             (e) declaration or making, or agreement to declare or make, any payment of dividends or distributions of any assets of any kind or purchase, redemption or other acquisition, or agreement to purchase, redeem or otherwise acquire, directly or indirectly, any of the Company's outstanding capital stock; or merger, consolidation or agreement to merge or consolidate with any other entity;

             (f) agreement or arrangement creating any preferential rights to purchase any of the Company's capital stock or assets or requiring the consent of any party to the transfer or assignment of any of the Company's capital stock or assets;

             (g) other than in the ordinary course of business, a change in the amount of all Accounts Receivable of the Company or other fees or debts due to the Company or the allowances with respect thereto, or the payables of the Company to trade accounts and other creditors by the Company, from that reflected in the Balance Sheet;

             (h) Contract or transaction entered into or agreed to by the Company other than in the ordinary course of business; or

             (i) agreement by the Company to do any of the things described in the preceding clauses (a) through (h) except as contemplated in this Agreement.

     IV.24   Solvency and Indebtedness.  Sellers are not entering into this
             -------------------------
Agreement with actual intent to hinder, delay or defraud creditors. The indebtedness of the Company to be paid at closing is in the amounts and payable to the parties listed on Schedule 4.24.

     IV.25   Disclosure.  No representation or warranty by Sellers contained in
             ----------
this Agreement, nor any statement or certificate furnished or to be furnished by Sellers to Buyer or its representatives in connection herewith or pursuant hereto, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to make the statements herein or therein contained not misleading or necessary in order to provide a prospective purchaser of the Stock with adequate information as to the Company and its condition (financial and otherwise), properties, assets, liabilities, business and prospects, and Sellers have disclosed to Buyer in writing all material adverse facts known to Sellers relating to the same. The representations and warranties contained in this Article IV or elsewhere in this Agreement or any document delivered pursuant hereto shall not be affected or deemed waived by reason of the fact that Buyer and/or its representatives knew or should have known that any such representation or warranty is or might be inaccurate in any respect.

     IV.26   Government Contracts.  Except as set forth on Schedule 4.26, the
             --------------------
Company does not have any Contracts with or provide any services to any agency or department of the Government of the United States.

     IV.27   Copies of Documents.  The Company has made available for inspection
             -------------------
and copying by Buyer and its advisers, true, complete and correct copies of all documents referred to in this Article IV or in any Schedule attached hereto.

     IV.28   No Subsidiaries.  The Company has no subsidiaries and owns no
             ---------------
capital stock or equity interest in any entity.

     IV.29   Books and Records.  The Books and Records of the Company, as
             -----------------
previously made available to Buyer and its representatives, contain accurate records in all material respects of all meetings of, and corporate action taken by (including action taken by written consent) the shareholders and Board of Directors of the Company.

     IV.30   Broker's or Finder's Fees.  No Person acting on behalf of Sellers
             -------------------------
is, or will be, entitled to any fee, commission or broker's or finder's fees in connection with this Agreement or any of the transactions contemplated hereby.

                                   ARTICLE V
                    REPRESENTATIONS AND WARRANTIES OF BUYER
                    ---------------------------------------

     Buyer hereby represents and warrants to Sellers as follows:

     V.1     Existence and Good Standing of Buyer; Power and Authority. Buyer is
             ---------------------------------------------------------
a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has full corporate power and authority to make, execute, deliver and perform this Agreement and the Buyer's Agreements, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement and the Buyer's Agreements have been duly authorized and approved by all required corporate governance action of Buyer. This Agreement and the Buyer's Agreements have been, as applicable as of the date hereof or as of the Closing Date, duly executed and delivered by Buyer and are the valid and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights generally and by general equitable principles.

     V.2     No Violations.  Except with respect to the Amended and Restated
             -------------
Loan Agreement dated August 3, 1995 ("Loan Agreement"), among Buyer, each of Buyer's subsidiaries, and Finova, and with respect to the Amended and Restated Subordinated Note, Preferred Stock and Warrant Purchase Agreement dated August 3, 1995, among Buyer, Continental Illinois Venture Corporation, CIVC Partners I, GM Holdings, LLC, and certain other purchasers listed on the signature pages thereto ("Subordinated Debt Agreement"), the execution, delivery and performance of this Agreement and the Buyer's Agreements by Buyer and the consummation by Buyer of the transactions contemplated hereby and thereby will not, with or without the giving of notice or the lapse of time or both, (a) violate, conflict with, or result in a breach or default under any provision of the charter or bylaws of Buyer; (b) violate any statute, ordinance, rule, regulation, order, judgment or decree of any court or of any governmental or regulatory body, agency or authority applicable to Buyer or by which any of its properties or assets may be bound; (c) require any filing by Buyer with, or require Buyer to obtain any permit, consent or approval of, or require Buyer to give any notice to, any governmental or regulatory body, agency or authority or any third party other than the Commission, Finova and certain parties to the Subordinated Debt Agreement; or (d) result in a violation or breach by Buyer of, conflict with, constitute (with or without due notice or lapse of time or both) a default by Buyer (or give rise to any right of termination, cancellation, payment or acceleration) under, or result in the creation of any Encumbrance upon any of the properties or assets of Buyer pursuant to, any of the terms, conditions or provision of any note, bond, mortgage, indenture, permit, contract, lease or other instrument or obligation to which Buyer is a party, or by which it or any of its properties or assets may be bound, except in the case of clauses (b), (c) and
(d) of this Section 5.2, for such violations, consents, breaches, defaults, terminations and accelerations which in the aggregate would not have a material adverse effect on the business, condition (financial or otherwise) or assets of the Company.

     V.3     Broker's or Finder's Fees.  No Person acting on behalf of Buyer is,
             -------------------------
or will be, entitled to any fee, commission or broker's or finder's fee in connection with this Agreement or any of the transactions contemplated hereby.


                                   ARTICLE VI
                       CONDITIONS TO SELLER'S OBLIGATIONS
                       ----------------------------------

     The obligations of Sellers under this Agreement to sell, or cause to be sold, the Stock and to consummate the other transactions contemplated hereby shall be subject to the satisfaction (or waiver by Sellers) on or prior to the Closing Date of all of the following conditions:

     VI.1    Truth of Representations and Warranties.  The representations and
             ---------------------------------------
warranties of Buyer contained in this Agreement shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date, and Buyer shall have delivered to Sellers on the Closing Date a certificate of an authorized officer of Buyer, dated the Closing Date, to such effect.

     VI.2    Performance of Agreements.  Each and all of the agreements and
             -------------------------
covenants of Buyer to be performed on or before the Closing Date pursuant to the terms hereof, including all deliveries and obligations at Closing, shall have been duly performed, and Buyer shall have delivered to Sellers a certificate of an authorized officer of Buyer, dated the Closing Date, to such effect and evidencing the incumbency of all officers executing any documents in connection with the Closing.

     VI.3    No Litigation Threatened.  No action or proceedings shall have been
             ------------------------
instituted before a court or other governmental body or by any public authority to restrain or prohibit any of the transactions contemplated hereby, and Buyer shall have delivered to Sellers a certificate of an authorized officer of Buyer, dated the Closing Date, to such effect to the best knowledge of such officer.

     VI.4    Governmental Approvals.  With respect to the Company's common
             ----------------------
carrier licenses from the Commission, all governmental consents and approvals necessary to permit the consummation of the transactions contemplated by this Agreement shall have been received, including, but not limited to, all necessary approvals of the Commission ("FCC Approvals"), and the FCC Approvals shall be final and nonappealable. With respect to Sellers' private radio licenses from the Commission, the parties shall have authority to close the transactions contemplated by this Agreement pursuant to conditional temporary authority under the Rules and Regulations.

     VI.5    Proceedings.  All proceedings to be taken in connection with the
             -----------
transactions contemplated by this Agreement and all documents incident thereto shall be reasonably satisfactory in form and substance to Sellers and their counsel, and Sellers shall have received copies of all such documents and other evidence as its or its counsel may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.


                                  ARTICLE VII
                       CONDITIONS TO BUYER'S OBLIGATIONS
                       ---------------------------------

     The obligations of Buyer under this Agreement to purchase the Stock and to consummate the other transactions contemplated hereby shall be subject to the satisfaction (or waiver by Buyer) on or prior to the Closing Date of all of the following conditions:

     VII.1   Truth of Representations and Warranties. The representations and
             ---------------------------------------
warranties of Sellers contained herein shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date, and Sellers shall have delivered to Buyer on the Closing Date a certificate of Sellers, dated the Closing Date, to such effect.

     VII.2   Performance of Agreements.  Each and all of the agreements and
             -------------------------
covenants of Sellers to be performed on or before the Closing Date pursuant to the terms hereof, including all deliveries and obligations at Closing, shall have been duly performed, and Sellers shall have delivered to Buyer a certificate of Sellers, dated the Closing Date, to such effect and evidencing the incumbency of all officers executing any documents in connection with the Closing.

     VII.3   No Litigation Threatened.  No action or proceedings shall have been
             ------------------------
instituted before a court or other governmental body or by any public authority to restrain or prohibit any of the transactions contemplated hereby, and Sellers shall have delivered to Buyer a certificate of Sellers, dated the Closing Date, to such effect to the best knowledge of each Seller.

     VII.4   Due Diligence.  Buyer shall have concluded a due diligence review
             -------------
of the Company satisfactory to Buyer in its sole discretion.

     VII.5   Governmental Approvals.  With respect to common carrier licenses,
             ----------------------
all governmental consents and approvals necessary to permit the consummation of the transactions contemplated by this Agreement shall have been received, including, but not limited to, the FCC Approvals and the FCC Approvals shall be final and nonappealable. With respect to Sellers' private radio licenses from the Commission, the parties shall have authority to close the transactions contemplated by this Agreement pursuant to conditional temporary authority under the Rules and Regulations.

     VII.6   Consents.  Each of the consents referred to on Schedule 4.4
             --------
attached hereto shall have been obtained. Buyer shall have received the consents required under the Loan Agreement and the Subordinated Debt Agreement.

     VII.7   Legal Opinions.  Sellers shall have delivered to Buyer the opinion
             --------------
of Frank H. Dickinson, III, Attorney at Law, counsel to Sellers, substantially in the form of Exhibit "B-1" attached hereto, which opinion shall be acceptable to Buyer and its counsel. Sellers also shall have delivered to Buyer the opinion of Sellers' counsel with regard to matters relating to the Company's Permits with the Commission, in form and substance acceptable to Buyer and its counsel substantially in the form of Exhibit "B-2" attached hereto.

     VII.8   Schedules.  Buyer shall have received the Schedules to be attached
             ---------
hereto and shall have concluded a due diligence review of the Company, both satisfactory to Buyer in its sole discretion.

     VII.9   Proceedings.  All proceedings to be taken in connection with the
             -----------
transactions contemplated by this Agreement and all documents incident thereto shall be reasonably satisfactory in form and substance to Buyer and its counsel, and Buyer shall have received copies of all such documents and other evidence as it or its counsel may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.


                                  ARTICLE VIII
                              COVENANTS OF SELLER
                              -------------------

     Sellers hereby covenant and agree with Buyer as follows:

     VIII.1  Cooperation by Sellers.  Sellers shall use their reasonable best
             ----------------------
efforts to cooperate with Buyer to secure all necessary consents, approvals, authorizations, exemptions and waivers from third parties as shall be required in order to enable Sellers to effect the transactions contemplated hereby, and Sellers shall otherwise use their reasonable best efforts to cause the consummation of such transactions in accordance with the terms and conditions hereof and to cause all conditions contained in this Agreement over which it has control to be satisfied. Sellers further agree to deliver to Buyer prompt written notice of any event or condition known to or discovered by Sellers, which if it existed on the date of this Agreement or on the Closing Date, would result in any of the representations and warranties of Sellers contained herein being untrue in any material respect.

     VIII.2  Notice of Breaches.  Sellers shall deliver to Buyer prompt written
             ------------------
notice of any event or condition actually known to or discovered by Sellers, which, if it existed on the date of this Agreement or on the Closing Date, would result in any of the representations and warranties of Sellers contained herein being untrue in any material respect. Upon the discovery and subsequent notice of such an event or condition, Buyer and Sellers shall be entitled to the rights and remedies set forth in Section 11.2.

     VIII.3  Conduct of Business.  Except as Buyer may otherwise consent to in
             -------------------
writing, between the date hereof and the Closing Date, Sellers shall cause the Company to, (a) conduct the Business only in the ordinary course, (b) use their reasonable efforts to keep available the services of the Company's employees and maintain the Company's current relationships with licensors, suppliers, lessors, distributors, customers, clients and others, (c) maintain, consistent with past practice and good business judgment, all of the assets and properties of the Company in customary repair, order and condition, ordinary wear and tear excepted, and insurance upon all of the assets used in the conduct of the Business in such amounts and of such kinds comparable to that in effect on the date hereof, to the extent available at current premiums, and (d) maintain the Books and Records in the usual, regular and ordinary manner, on a basis consistent with past practice.

     VIII.4  Negative Covenants of Seller.  From and after the date hereof and
             ----------------------------
through the Closing Date and except with the specific prior written consent of Buyer, Sellers covenant and agree that Sellers shall not allow the Company to:

             (a) sell, transfer or dispose of any of its assets or properties other than in the ordinary course of business; provided, however, that any sale, transfer or disposition of any assets in the ordinary course of business shall not exceed assets valued at more than $5,000 in the aggregate;

             (b) grant, nor shall Sellers grant, an Encumbrance (except a Permitted Encumbrance) on any of the assets or properties of the Company or allow any such Encumbrance (except a Permitted Encumbrance) to occur or to be created;

             (c) except in the ordinary course of business, acquire any tangible properties or assets relating to the Business;

             (d) enter into any employment and/or any independent contractor agreements relating to services to be rendered in connection with the Business or any of the assets except in the ordinary course of business;

             (e) except in the ordinary course of business, amend, modify or terminate, without the prior written consent of Buyer, any of the Contracts, Leases or other agree ments of the Company;

             (f)    incur any indebtedness;

             (g) enter into any undertaking to furnish services for any consideration other than money with respect to the operation of the Company's assets or properties other than trades of paging services for advertising in the normal course of business and consistent with historic levels; and

             (h) grant any subscriptions, options, convertible securities, warrants, calls or rights of any kind (issued, contracted for or granted by, or binding upon, Sellers) to purchase or otherwise acquire any security of or equity interest in Sellers. Sellers shall not allow the Company to issue any shares of authorized but unissued shares of capital stock.

     VIII.5  Exclusive Dealing.  During the period from the date of this
             -----------------
Agreement to the earlier of the Closing Date or the termination of this Agreement, Sellers shall not take any action, directly or indirectly, to encourage, initiate or engage in discussions or negotiations with, or provide any information to, any Person other than Buyer, concerning any sale of Stock or any assets of properties of the Company or a similar transaction involving Sellers or the Company.

     VIII.6  Review of the Assets.  Sellers agree that Buyer may, prior to the
             --------------------
Closing Date, through its representatives, review (a) the assets and properties of the Company, (b) the complete working papers of Sellers' certified public accountants used in their preparation of financial statements of the Company, and (c) the Books and Records of the Company and otherwise review the financial and legal condition of the Company as Buyer deems necessary or advisable to familiarize itself with the Business and related matters; such review shall not, however, affect the representations and warranties made by Sellers hereunder or the remedies of Buyer for breaches of those representations and warranties. Buyer may also, prior to the Closing Date, through its representatives, inspect any or all of the Company's towers and other transmitting facilities. Such review and inspection shall occur only during normal business hours upon reasonable notice by Buyer. Sellers shall permit Buyer and its representatives to have, after the execution of this Agreement, full access to employees of the Company who can furnish Buyer with financial and operating data and other information with respect to the Business as Buyer shall from time to time reasonably request. Until the Closing Date, Seller agrees to provide Buyer with monthly financial reports within ten days of the end of each month.

     VIII.7  Governmental Filings.  It is expressly acknowledged and agreed
             --------------------
that, as soon as practicable after the execution of this Agreement, but in no event more than fifteen (15) days from the date hereof, Buyer and Sellers shall file any forms required by the Commission to transfer the Stock. Sellers agree that they will cooperate with Buyer in all respects in connection with such filings and in connection with any requests for information or further filings which may be necessary in order to obtain the necessary consents (or to allow the applicable time periods to expire) with respect thereto. Sellers shall deliver to Buyer and its counsel drafts of such filings by Sellers and all other materials to be submitted sufficiently in advance of any such submission so that Buyer and its counsel may review and comment upon such filings and other materials.

     VIII.8  Further Assurances.  At any time or from time to time after the
             ------------------
Closing Date, Sellers shall, at the reasonable request of Buyer, execute and deliver any further instruments or documents and take all such further action as Buyer may reasonably request in order to consummate and make effective the sale of the Stock pursuant to this Agreement.


                                 ARTICLE IX
                              COVENANTS OF BUYER
                              ------------------

     Buyer hereby covenants and agrees with Sellers as follows:

     IX.1    Cooperation by Buyer.  Buyer will use its reasonable best efforts,
             --------------------
and will cooperate with Sellers, to secure all necessary consents, approvals, authorizations, exemptions and waivers from third parties as shall be required in order to enable Buyer to effect the transactions contemplated on its part hereby, and Buyer will otherwise use its reasonable best efforts to cause the consummation of such transactions in accordance with the terms and conditions hereof and to cause all conditions contained in this Agreement over which it has control to be satisfied.

     IX.2    Books and Records; Personnel.  At all times after the Closing Date,
             ----------------------------
Buyer shall allow Sellers and any agents of Sellers, upon reasonable advance notice to Buyer, access to all Books and Records of the Company which are transferred to Buyer in connection herewith, to the extent necessary or desirable in anticipation of, or preparation for, existing or future litigation, employment matters, tax returns or audits, or reports to or filings with governmental agencies, during normal working hours at the location where such Books and Records are maintained and Sellers shall have the right, at Sellers' sole cost, to make copies of any such Books and Records. Buyer agrees to maintain all Books and Records of the Company for a period of six years from the Closing Date.

     IX.3    Further Assurances.  At any time or from time to time after the
             ------------------
Closing Date,

Buyer shall, at the request of Sellers and at Sellers' expense, execute and deliver any further instruments or documents and take all such further action as Sellers may reasonably request in order to consummate and make effective the sale of the Stock pursuant to this Agreement.

     IX.4    Governmental Filings.  It is expressly acknowledged and agreed
             --------------------
that, as soon as practicable after the execution of this Agreement, but in no event more than fifteen (15) days from the date hereof, Buyer and Sellers shall file any forms required by the Commission to authorize the transfer of the Stock. Buyer agrees that it will cooperate with Sellers in all respects in connection with such filings and in connection with any requests for information or further filings which may be necessary in order to obtain the necessary consents (or to allow the applicable time periods to expire) with respect thereto. Buyer shall deliver to Sellers and their counsel drafts of such filings by Buyer and all other materials to be submitted sufficiently in advance of any such submission so that Sellers and their counsel may review and comment upon such filings and other materials.


                                   ARTICLE X
                                  THE CLOSING
                                  -----------

     X.1     Time and Place.  The closing of the transactions contemplated by
             --------------
this Agreement (the "Closing") will take place at 9:00 a.m. at the offices of Frank H. Dickinson, III, Attorney at Law, located at 2900 West Fork Drive, Suite 200, Baton Rouge, Louisiana on or before August 1, 1996 or at such other time, at such other place or on such other date as the parties hereto may mutually agree. The date on which the Closing occurs is herein referred to as the "Closing Date," and the transactions contemplated by this Agreement shall be deemed to be effective as of 12:01 a.m. on the Closing Date.

     X.2     Sellers' Obligations.  At the Closing, Sellers shall deliver to
             --------------------
Buyer, against delivery of the items specified in Section 10.3:

             (a) the certificates representing the Stock together with stock powers executed in blank;

             (b)    the Sellers' Agreements executed by Sellers;

             (c) certified copies of the Articles of Incorporation, Bylaws and Good Standing and Existence Certificates of the Company;

             (d) all Books and Records of the Company, including all Contracts and Leases of the Company;

             (e) the certifications required by Section 7.1, 7.2 and 7.3 which may be contained in one certificate;

             (f) the consents to assignment of the Contracts and Leases as required by Section 7.6;

             (g)    the legal opinions as required by Section 7.7;

             (h)    evidence of final and nonappealable FCC Approvals;

             (i) a bill of sale executed by Ron W. Dunham and any other documents or instruments reasonably requested by Buyer to transfer title to the Equipment to Buyer or to the Company, with such terms and provisions as are reasonably satisfactory to Buyer and Sellers;

             (j) the certificate of title executed by a duly authorized officer of the Company or any other document or instrument reasonably necessary to transfer title to the Excluded Asset to Ron W. Dunham, with such terms and provisions as are reasonably satisfactory to Ron W. Dunham and Buyer; and

             (k) such other instruments, documents and certificates in form and substance reasonably satisfactory to Buyer, as Buyer shall have reasonably required.

     X.3     Buyer's Obligations.  At the Closing, Buyer shall deliver to
             -------------------
Sellers or others, as indicated below, against delivery of the items specified in Section 10.2:

             (a) a wire transfer for the total of the Purchase Price, as adjusted pursuant to Section 3.2;

             (b) a wire transfer to the escrow agent under the Escrow Agreement in the amount of the Holdback;

             (c) wire transfers to the debtholders of the Company for the amount of the indebtedness indicated on Schedule 4.24;

             (d) the Buyer's Agreements executed by a duly authorized officer of Buyer;

             (e)    evidence of final and nonappealable FCC Approvals; and

             (f) the certifications required by Sections 6.1, 6.2 and 6.3 which may be contained in one certificate.

                                  ARTICLE XI
                                  TERMINATION
                                  -----------

     XI.1    Termination.  This Agreement may be terminated and the transactions
             -----------
contemplated hereby may be abandoned at any time prior to the Closing Date:

             (a)    by the mutual written consent of Buyer and Sellers;

             (b) by either Buyer or all Sellers on or after August 1, 1996, if the Closing has not occurred by such date, provided that as of such date neither Buyer nor any of the Sellers is in default or that both Buyer and any of the Sellers are in default under this Agreement; or

             (c) by Buyer or all Sellers in writing, without prejudice to other rights and remedies which the terminating party may have (provided the terminating party is not otherwise in material default or breach of this Agreement, or has failed or refused to close without justification hereunder), if the other party shall (i) materially fail to perform its covenants or agreements contained herein required to be performed prior to the Closing Date, or (ii) materially breach or have breached any of its representations or warranties contained herein.

     XI.2    Remedies Upon Default or Failure to Close.
             -----------------------------------------

             (a) If Buyer shall default in the performance of its obligations under this Agreement, and shall for this reason be unable to consummate this Agreement on the Closing Date in accordance with the terms hereof, and provided that Sellers are not then in material default of any of their obligations hereunder, Sellers shall be entitled to terminate this Agreement; provided, however, that Buyer shall have a period of ten (10) days following written notice from Sellers to cure any breach of this Agreement, if such breach is curable.

             (b) If any Seller shall default in the performance of its obligations under this Agreement, including, but not limited to, the failure of any condition to Closing in Article VII or the failure to make any required delivery under Section 10.2, and shall for that reason be unable to consummate this Agreement on the Closing Date in accordance with the terms hereof, and if Buyer is not then in material default of any of its obligations hereunder, Buyer shall be entitled either (i) to waive any such defaults by such Seller and to require such Seller through specific performance (which such Seller acknowledges to be an appropriate remedy) to consummate the sale in accordance with the terms of this

     Agreement or (ii) to terminate this Agreement; provided, however that Sellers shall have a period of ten (10) days following written notice from Buyer to cure any breach of this Agreement if such breach is curable. The availability of specific performance shall be in addition to any other remedies or claims for damages Buyer may have at law or in equity for breaches or defaults by Sellers of Sellers' obligations hereunder or for Buyer's remedies pursuant to Article XII hereof.

     XI.3    Effect on Obligations.  Termination of this Agreement pursuant to
             ---------------------
this Article shall terminate all obligations of the parties hereunder, except for (i) the obligations under Sections 11.2, 13.1, 13.2, 13.9 and 13.10 hereof and the remedies under Article XII, (ii) the obligations set forth in the next succeeding sentence of this Section 11.3, and (iii) the obligations under the Confidentiality Agreement between the parties dated effective as of September 18, 1995 (the "Confidentiality Agreement"). Upon any termination of this Agreement each party hereto will redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, and all copies of such materials, whether so obtained before or after the execution hereof, to the party furnishing the same.


                                  ARTICLE XII
                          SURVIVAL AND INDEMNIFICATION
                          ----------------------------

     XII.1   Indemnification of Seller.  Buyer shall indemnify and hold Sellers
             -------------------------
and its Affiliates (the "Sellers Indemnitees") harmless from and against any and all damages, including exemplary damages and penalties, losses, deficiencies, costs, expenses, obligations, fines, expenditures, claims and liabilities, including reasonable counsel fees and reasonable expenses of investigation, defending and prosecuting litigation (collectively, the "Damages"), suffered by the Sellers Indemnitees as a result of, caused by, arising out of, or in any way relating to (a) any misrepresentation, breach of warranty, or nonfulfillment of any agreement or covenant on the part of Buyer under this Agreement or any misrepresentation in or omission from any list, schedule, certificate, or other instrument furnished or to be furnished to Sellers by Buyer pursuant to the terms of this Agreement, or (b) any liability or obligation (other than those for which Buyer is being indemnified by Sellers hereunder) which pertains to the ownership, operation or conduct of the Business or assets arising from any acts, omissions, events, conditions or circumstances occurring on or after the Closing Date.

     XII.2   Indemnification of Buyer.  Sellers shall, jointly and severally,
             ------------------------
indemnify and hold Buyer and its Affiliates (the "Buyer Indemnitees") harmless from and against any and all Damages suffered by Buyer Indemnitees as a result of, caused by, arising out of, or in any way relating to (a) any misrepresentation, breach of warranty, nonfulfillment of any agreement or covenant on the part of Sellers under this Agreement, or any misrepresentation in or omission from any list, schedule, certificate or other instrument furnished or to be furnished to Buyer by

Sellers pursuant to the terms of this Agreement, or (b) any liability or obligation (other than those for which Seller is being indemnified by Buyer hereunder) which pertains to the ownership, operation or conduct of the Business or assets arising from any acts, omissions, events, conditions or circumstances occurring prior to the Closing Date.

     XII.3   Demands.  Each indemnified party hereunder agrees that promptly
             -------
upon its discovery of facts giving rise to a claim for indemnity under the provisions of this Agreement, including receipt by it of notice of any demand, assertion, claim, action or proceeding, judicial or otherwise, by any third party (such third party actions being collectively referred to herein as the "Claim"), with respect to any matter as to which it claims to be entitled to indemnity under the provisions of this Agreement, it will give prompt notice thereof in writing to the indemnifying party, together with a statement of such information respecting any of the foregoing as it shall have. Such notice shall include a formal demand for indemnification under this Agreement. The indemnifying party shall not be obligated to indemnify the indemnified party with respect to any Claim if the indemnified party knowingly failed to notify the indemnifying party thereof in accordance with the provisions of this Agreement in sufficient time to permit the indemnifying party or its counsel to defend against such matter and to make a timely response thereto including, without limitation, any responsive motion or answer to a complaint, petition, notice or other legal, equitable or administrative process relating to the Claim, only insofar as such knowing failure to notify the indemnifying party has actually resulted in prejudice or damage to the indemnifying party.

     XII.4   Right to Contest and Defend.  The indemnifying party shall be
             ---------------------------
entitled at its cost and expense to contest and defend by all appropriate legal proceedings any Claim with respect to which it is called upon to indemnify the indemnified party under the provisions of this Agreement; provided, that notice of the intention to contest shall be delivered by the indemnifying party to the indemnified party within twenty (20) days from the date of receipt by the indemnifying party of notice by the indemnified party of the assertion of the Claim. Any such contest may be conducted in the name and on behalf of the indemnifying party or the indemnified party as may be appropriate. Such contest shall be conducted by reputable counsel employed by the indemnifying party, but the indemnified party shall have the right but not the obligation to participate in such proceedings and to be represented by counsel of its own choosing at its sole cost and expense. The indemnifying party shall have full authority to determine all action to be taken with respect thereto; provided, however, that the indemnifying party will not have the authority to subject the indemnified party to any obligation whatsoever, other than the performance of purely ministerial tasks or obligations not involving material expense. If the indemnifying party does not elect to contest any such Claim, the indemnifying party shall be bound by the result obtained with respect thereto by the indemnified party, having used its reasonable best efforts in resolution. At any time after the commencement of the defense of any Claim, the indemnifying party may request the indemnified party to agree in writing to the abandonment of such contest or to the payment or compromise by the indemnified party of the asserted Claim, whereupon such action shall be taken unless the indemnified party determines that the contest should be continued, and so notifies the indemnifying party in writing within fifteen (15) days of such request from the indemnifying party. If the indemnified party determines that the contest should be continued, the indemnifying party shall be liable hereunder only to the extent of the amount that the other party to the contested Claim had agreed unconditionally to accept in payment or compromise as of the time the indemnifying party made its request therefor to the indemnified party.

     XII.5   Cooperation.  If requested by the indemnifying party, the
             -----------
indemnified party agrees to cooperate with the indemnifying party and its counsel in contesting any Claim that the indemnifying party elects to contest or, if appropriate, in making any counterclaim against the person asserting the Claim, or any cross-complaint against any person, and the indemnifying party will reimburse the indemnified party for any expenses incurred by it in so cooperating. If the indemnifying party has not chosen to contest a Claim, the indemnifying party shall cooperate with the indemnified party and its counsel in contesting any Claim at no cost or expense to the indemnified party.

     XII.6   Right to Participate.  The indemnified party agrees to afford the
             --------------------
indemnifying party and its counsel the opportunity to be present at, and to participate in, conferences with all persons, including governmental authorities, asserting any Claim against the indemnified party or conferences with representatives of or counsel for such persons at the indemnifying party's sole cost and expense.

     XII.7   Payment of Damages.  The indemnifying party shall pay to the
             ------------------
indemnified party in immediately available funds any amounts to which the indemnified party may become entitled by reason of the provisions of this Agreement subject to offset for any insurance proceeds actually received by the indemnified party, such payment to be made within five days after any such amounts are finally determined either by mutual agreement of the parties hereto or pursuant to the final unappealable judgment of a court of competent jurisdiction. The availability of insurance proceeds shall not delay or postpone any indemnification payment required hereunder. If the indemnified party both collects any such insurance proceeds and receives a payment from the indemnifying party hereunder, and the sum of such proceeds and payment is in excess of the amount payable with respect to the matter that is the subject of the indemnity, then the indemnified party shall promptly refund to the indemnifying party the amount of such excess, if permitted by the applicable insurance policy(ies). Except as otherwise provided in the preceding sentence, the indemnified party's receipt of any such insurance proceeds shall not eliminate or reduce the obligations of the indemnifying party or the rights of the indemnified party hereunder, but shall reduce the amount of the obligation in the amount of such insurance proceeds paid.

     XII.8   Survival of Representations and Warranties.  The representations
             ------------------------------------------
and warranties contained in Articles IV and V of this Agreement shall survive until the fifth anniversary date of the Closing Date except for the representations and warranties in Sections 4.2, 4.3, 4.8, 4.12 and 5.1 which shall survive forever.


                                 ARTICLE XIII
                                 MISCELLANEOUS
                                 -------------

     XIII.1  Notices.  Any notice, request, instruction, correspondence or other
             -------
document to be given hereunder by either party to the other (herein collectively called "Notice") shall be in writing and delivered in person or by courier service requiring acknowledgment of receipt of delivery or mailed by certified mail, postage prepaid and return receipt requested, or by telecopier, as follows:

             If to Sellers prior to Closing, addressed to:

                    Mr. Ronald W. Dunham
                    Russell's Communication, Inc.
                    (d/b/a Louisiana Paging & Communications Co.)
                    717 S. Foster Drive, Suite 230
                    Baton Rouge, Louisiana 70806
                    Telecopy:  (504) 923-2469

             with a copy prior to Closing to:

                    Frank H. Dickinson, III, Attorney at Law
                    2900 West Fork Drive
                    Suite 200
                    Baton Rouge, Louisiana 70827
                    Telecopy:  (504) 291-9035

             and to:

                    Mr. Marc DeRouen, CPA
                    DeRouen and Wells
                    7918 Wrenwood Boulevard
                    Baton Rouge, Louisiana 70809
                    Telecopy: (504) 926-2503

             If to Sellers after Closing, addressed to:

                    Mr. Ronald W. Dunham

                    310 Mathew Street
                    Denham Springs, Louisiana 70726

             If to Buyer, addressed to:

                    Teletouch Communications, Inc.
                    1000 Louisiana, Suite 600
                    Houston, Texas 77002
                    Attention: Mr. Robert M. McMurrey
                    Telecopy: (713) 650-3351

             with a copy prior to Closing to:

                    Mr. Thomas D. Manford III
                    Bracewell & Patterson, L.L.P.
                    South Tower Pennzoil Place
                    711 Louisiana Street, Suite 2900
                    Houston, Texas  77002-2781
                    Telecopy:  (713) 221-1303

Notice given by personal delivery, courier service or mail shall be effective upon actual receipt. Notice given by telecopier shall be confirmed by appropriate answer back and shall be effective upon actual receipt if received during the recipient's normal business hours, or at the beginning of the recipient's next Business Day after receipt if not received during the recipient's normal business hours. All Notices by telecopier shall be confirmed promptly after transmission in writing by certified mail or personal delivery. Any party may change any address to which Notice is to be given to it by giving Notice as provided above of such change of address.

     XIII.2  Governing Law.  The provisions of this Agreement shall be governed
             -------------
by and construed and enforced in accordance with the laws of the State of Louisiana (excluding any conflicts-of-law rule or principle that might refer same to the laws of another jurisdiction).

     XIII.3  Entire Agreement; Amendments and Waivers.  This Agreement
             ----------------------------------------
(including the exhibits and schedules hereto) and the Confidentiality Agreement constitute the entire agreement between the parties hereto pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties, and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof except as set forth specifically herein or contemplated hereby. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. The failure of a party to exercise any right or remedy shall not be deemed or constitute a waiver of such right or remedy in the future. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

     XIII.4  Binding Effect and Assignment.  This Agreement shall be binding
             -----------------------------
upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Neither this Agreement nor any of the rights, benefits or obligations hereunder shall be assigned by either party without the prior written consent of the other party; provided, however, that Buyer may assign this Agreement to a wholly-owned subsidiary of Buyer. The parties acknowledge that Buyer has entered into that certain Agreement and Plan of Merger by and among ProNet Inc. ("ProNet"), ProNet Subsidiary Inc. and Buyer dated April 15, 1996 and that as a result of the merger, ProNet or a subsidiary of ProNet will succeed to the rights and obligations of Buyer hereunder.

     XIII.5  Severability.  If any provision of the Agreement is rendered or
             ------------
declared illegal or unenforceable by reason of any existing or subsequently enacted legislation or by decree of a court of last resort, Buyer and Seller shall promptly meet and negotiate substitute provisions for those rendered or declared illegal or unenforceable so as to preserve as nearly as possible the contemplated economic effects of the transactions, but all of the remaining provisions of this Agreement shall remain in full force and effect.

     XIII.6  Headings.  The headings of the sections herein are inserted for
             --------
convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

     XIII.7  Execution.  This Agreement may be executed in multiple counterparts
             ---------
each of which shall be deemed an original and all of which shall constitute one instrument.

     XIII.8  Sales and Transfer Taxes.  Buyer shall be responsible for and pay
             ------------------------
any applicable sales, stamp, transfer, documentary, use, registration, filing and other taxes and fees (including any penalties and interest) that may become due or payable in connection with this Agreement and the transactions contemplated hereby.

     XIII.9  Expenses.  Except as otherwise provided in this Agreement, Seller
             --------
and Buyer shall each pay all costs and expenses incurred by them or on their behalf in connection with this Agreement and the transactions contemplated hereby, provided, however, that Buyer and Seller shall share equally all filing fees payable to the Commission.

     XIII.10 Publicity.  Except as otherwise required by applicable laws or
             ---------
regulations, Seller or Buyer shall not issue any press release or make any other public statement, in each case relating to or connected with or arising out of this Agreement or the matters contained herein, without obtaining the prior approval of the other party hereto to the contents and the manner of

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presentation and publication thereof.

     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf as of the date first above written.


                                        BUYER:

                                        TELETOUCH COMMUNICATIONS, INC.



                                        By:_____________________________________
                                           Robert M. McMurrey
                                           Chairman and Chief Executive Officer



                                        SELLERS:



                                        ________________________________________
                                        Ron W. Dunham



                                        ________________________________________
                                        Jacqueline R. Dunham

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